EXHIBIT 11

                   ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK
                (Unaudited in thousands except per share amounts)



                                                       Three Months Ended
                                                      --------------------
Line                                                  March 27,   March 28,
----                                                    1997         1996
                                                      --------    --------

AVERAGE SHARES OUTSTANDING
 1   Weighted average number of shares of
      common stock outstanding during the period         7,840       7,401
 2   Net additional shares assuming stock options
      and warrants exercised and proceeds used
      to purchase treasury shares                          --          272
                                                      --------    --------
 3   Weighted average number of shares and
      equivalent shares of common stock
      outstanding during the period                      7,840       7,673
                                                      ========    ========

EARNINGS (LOSS)
 4   Earnings (loss) before extraordinary credit      $ (1,353)    $   203
 5   Less dividends applicable to
       redeemable preferred stock                         (162)       (148)
 6   Less redeemable common stock accretion                (95)        (86)
                                                      --------    --------
 7   Amount for per share computation                 $ (1,610)    $   (31)
                                                      ========    ========

 8   Net earnings (loss)                              $ (1,353)    $ 9,627
 9   Less dividends applicable to
       redeemable preferred stock                         (162)       (148)
10   Less redeemable common stock accretion                (95)        (86)
                                                      --------    --------
11   Amount for per share computation                 $ (1,610)    $ 9,393
                                                      ========    ========


PER SHARE AMOUNTS

     Earnings (loss) before extraordinary credit
     (line 7 / line 3)                                $   (.21)    $  (.01)
                                                      ========    ========
     Net earnings (loss)
     (line 11 / line 3)                               $   (.21)    $  1.22
                                                      ========    ========



        Earnings (loss) per share is computed by dividing net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share are not presented since the result is equivalent to primary earnings (loss) per share.